Exhibit 99.6

Management’s Discussion And Analysis Of Financial Condition
And Results Of Operations Of The Capital Companies

Overview

Capital Pumping was founded in 1971 initially as Capital Rentals Inc. In 2002, A. Crawford purchased the assets of Capital Rentals Inc. from the Faulkner Group and continued the business as Capital Pumping. Subsequently, Capital Pumping also acquired the assets of Viking Concrete Pumping in Austin, Texas. Collectively, these companies operate as Capital Pumping.

Capital Pumping is a leading provider of concrete pumping services to the residential and commercial construction sectors in Texas.  Capital Pumping operates what we believe is the youngest fleet of scale in the industry, consisting of over 130 boom pumps and 10 pieces of additional specialized equipment.  Concrete pumping services are delivered from 12 locations throughout West, Central and South Texas.

The discussion below reflects commentary on the combined historical results of Capital Pumping, LP and MC Services, LLC. Financial statements for Capital Pumping, LP and MC Services, LLC are contained elsewhere within this prospectus.

Results of Operation

Fiscal Year Ended December 31, 2018 compared to Fiscal Year Ended December 31, 2017

Total Revenue was $49.5 million in 2018, an increase of 7.8% when compared to Total Revenue of $45.9 million in the same period last year. This increase was primarily due to increased activity in both residential and commercial construction in central Texas and, in some instances, increased pricing.

Gross Profit margin was 41.4% in 2018, an increase of 50 basis points when compared to Gross Profit margin of 40.9% in 2017.

Operating Income increased by 19.6%, or $2.4 million, from $12.4 million in 2017 to $14.8 million in 2018. Included in general and administrative expenses are gains on disposal of property and equipment, which increased 55.0% year-over-year from $2.0 million in 2017 to $3.1 million in 2018.

Net Income increased by 21.4% to $14.2 million in 2018, an increase of $2.5 million when compared to Net Income of $11.7 million in 2017.  This increase was a result of higher gain on sale of assets and enhanced operational efficiencies.

Fiscal Quarter Ended March 31, 2019 compared to Fiscal Quarter Ended March 31, 2018

Total Revenue was $14.0 million in the first quarter of 2019, an increase of 14.7% when compared to Total Revenue of $12.2 million in the same period last year. This increase was primarily due to increased activity in both residential and commercial construction in central Texas and, in some instances, increased pricing.

Gross Profit margin was 44.4% in the first quarter of 2019, an increase of 340 basis points when compared to Gross Profit margin of 41.1% in the same period in 2018.

Operating Income increased by 21.6%, or $0.8 million, from $3.6 million in the first quarter of 2018 to $4.3 million in the same period for this year. Included in general and administrative expenses are gains on disposal of property and equipment, which decreased from $0.8 million in the first quarter of 2018 to $0.3 million during the same period in 2019.

Net Income increased by 22.5% to $4.2 million during the first quarter of 2019, an increase of $0.8 million when compared to Net Income of $3.4 million during the same period last year.

Liquidity and Capital Resources

Total Debt as of March 31, 2019 decreased by 13.0% to $15.4 million, a decrease of $2.3 million when compared to Total Debt of $17.7 million as of December 31, 2018.

The Capital Companies’ cash position was $6.7 million at the end the first quarter of 2019, an increase of $0.9 million when compared to its cash position of $5.8 million as of December 31, 2018.

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s and Capital Pumping’s financial condition and results of operations and is an additional tool for investors to use in evaluating ongoing operating results and in comparing financial results with competitors who also present similar non-GAAP financial measures. Management also uses this non-GAAP financial measure to compare performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly financial reports prepared for the Company’s board of directors.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, other adjustments, management fees and other expenses. Current and prospective investors should review the Company’s and the Capital Companies’ audited financial statements included elsewhere in this prospectus and not rely on any single financial measure to evaluate the Capital Companies’ business. Other companies may calculate Adjusted EBITDA differently and therefore this measure may not be directly comparable to similarly titled measures of other companies. The following is a reconciliation of the Capital Companies’ combined net income to Adjusted EBITDA for the first quarter of 2018, the first quarter of 2019, fiscal year 2018 and the twelve months ended March 31, 2019:

				Twelve
	Three Months Ended March 31,		Fiscal Year	Months Ended
($000s)	2018	2019	2018	March 31, 2019

Net Income	$3,415	$4,184	$14,247	$15,016

Interest Expense	142	147	628	633
Interest Income	(7)	(13)	(39)	(45)
Miscellaneous Income	-	-	(27)	(27)
D&A	2,558	2,887	10,943	11,272
Reported EBITDA	$6,108	$7,205	$25,752	$26,848
Adjustment for Normalized Level of Gain on Sale	(701)	(102)	(2,794)	(2,195)
Normalized Repairs and Maintenance	(61)	(81)	(265)	(285)
Bad Debt Expense Reversal	-	-	(77)	(77)
Owner Compensation	23	23	68	68
Accounting Fees	(6)	(16)	(63)	(73)
Other Adjustments	203	(55)	162	(95)
Adjusted EBITDA	$5,566	$6,974	$22,783	$24,190